Rogers Consulting Group

Specialty Securities Advisement

October 28, 2008

Dr. Alexander Gak
BAETA Corp.
253 Warren Avenue
Fort Lee, NJ 07024

RE: Amendment to Agreement for CFO Services

Dear Dr. Gak:

This letter serves to memorialize the compensation parameters for increased service provisions and obligations as follows:

1.	Services.
a.	Capital Formation.
i.	To act as independent agent to the Company for the purpose of securing an estimated $500,000 - $3,000,000 of equity, debt or equivalent form of operating capital from private capital sources.
b.	Market Makers.
i.	To identify, negotiate, engage and oversee during the Term of any Agreement in effect with RCG Market-Makers to support the Company’s transition to the public markets.
c.	Transfer Agents.
i.	To identify, negotiate, engage and oversee during the Term of any Agreement in effect with RCG, a Transfer Agent to support the Company’s transition to the public markets.
d.	Financial PR.
i.	To identify, negotiate, engage and oversee during the Term of any Agreement in effect with RCG, a Financial PR firm to enhance visibility for the Company’s products, services and public equity status.

2.
Fees.  Fees represent additional compensation to any other current Agreement(s) with RCG, not in-lieu-of any other compensation due, except for Item C(ii)(iii), C(iii)(iii) or C(iv)(iii), which would supersede any other Agreement in force.  Capital may be formed in multiple tranches and varying times within the Term of this Amendment. Fees shall be due upon any tranche and based upon aggregate totals achieved during the Term of this Amendment.

a.	Additional Cash Compensation: $1,500 / mo. To begin November 15 and continue for the remainder of Term.
b.	Equity Compensation: 250,000 common upon execution of Amendment
c.	Performance-based compensation for successful Capital Formation.
i.	Successful acquisition of $0 - $149,000

Rogers Consulting Group
8251 Blackburn Avenue| Suite 4 | Los Angeles | CA | 90048
Ph. 310.499.0552 | F. 323.852.7157
Http://www.managesource.com | CEO@managesource.com

Rogers Consulting Group Services Amendment

i.	Cash success fee: 7.5% of capital acquired
ii.	Successful acquisition of $150,000 - $500,000
i.	Cash success fee: 5% of capital acquired
ii.	Equity Success Fee: 250,000 common equity shares
iii.	Extension of the current Agreement for CFO Services through March 31, 2010 at a rate TBD, but estimated at $10,000 cash/mo & 5,000 common equity shares / month
iii.	Successful acquisition of $500,000 - $1,500,000
i.	Cash success fee: 4% of capital acquired
ii.	Equity success fee: 500,000 common equity shares
iii.	Extension of the current Agreement for CFO Services through March 31, 2010 at a rate TBD, but estimated at $10,000 cash/mo & 5,000 common equity shares / month
iv.	Successful acquisition of $1,500,000 - $3,000,000 +
i.	Cash success fee: 3% of capital acquired
ii.	Equity success fee: 1,000,000 common equity shares
iii.	Extension of the current Agreement for CFO Services through March 31, 2010 at a rate TBD, but estimated at $10,000 cash/mo & 5,000 common equity shares / month
3.	Term & Exclusivity.
a.	Exclusivity: Non – Exclusive
b.	Term. The Term shall be guided by the overlying Agreement for CFO services, except in the following instance:
i.
The Term for performance of duties per Item 1(a): Capital Formation shall be 1-year.  Fees due for success of Item 1(a) from any sources identified and presented by RCG shall survive for a period of five (5) years from the date herein, at the rates above in Item 2.

I look forward to reviewing this proposal for Amendment to our existing working relationship at your earliest convenience.

Sincerely,

Douglas A Rogers, President
Rogers Consulting Group

Confidential: BAETA Corp. Page 2 / 3

Rogers Consulting Group Services Amendment

Amendment Accepted this 28th Day of October, 2008:

Signature – Rogers Consulting Group	Signature – BAETA Corp.

Confidential: BAETA Corp. Page 3 / 3